EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT dated for reference February 15, 2013, is made

BETWEEN:

SONORA RESOURCES CORP., a body corporate, incorporated under the laws of the State of Nevada, having its Records and Registered Office at PO Box 12616, Seattle, Washington, 98111

 (“Sonora”)

AND:

FINDER PLATA S.A. DE C.V., a company existing under the laws of Mexico having an address of Privada Orquideas  No. 23,  Los Geranios, Guadalupe, Zacatecas, Mexico Postal Code 98600

 (“Plata”)

AND:

YALE RESOURCES LTD., a company incorporated under the laws of the Province of British Columbia, having an office at 400, 409 Granville Street, Vancouver, B.C., V6C 1T2, Canada

 (“Yale”)

AND:

MINERA ALTA VISTA S.A. DE C.V., a company existing under the laws of Mexico having an address of  Las Quintas No. 64, Col. Santa Fe, Hermosillo, Sonora, C.P. 83249, Mexico

 (“Alta Vista”)

WHEREAS:

A. Pursuant to an agreement (the “Original Agreement”) dated November 26, 2010 between Sonora (formerly Nature’s Call Brands Inc.) and Yale, a copy of which is attached as Schedule “A” to this Agreement, Yale granted Sonora the option (the “Option”) to acquire a 70% undivided beneficial and legal interest in the mining concessions (the “Property”) located in Sonora State, Mexico, as more fully described in Schedule “B” to this Agreement.  The Option is exercisable on or before November 26, 2013, by Sonora issuing to Yale an aggregate of 1,000,000 common shares in the capital of Sonora, paying to Yale an aggregate of US$50,000 in cash, and incurring and spending an aggregate of US$900,000 on eligible exploration expenditures on the Property.

B. Sonora has, to date, issued to Yale an aggregate of 800,000 common shares in the capital of Sonora, paid to Yale an aggregate of US$50,000 in cash, and spent an aggregate of approximately $232,000 on eligible exploration expenditures on the Property.

C. In lieu of incurring the remaining exploration expenditures and issuing to Yale the remaining 200,000 common shares in the capital of Sonora to exercise the Option under the Original Agreement, Sonora proposes to acquire a 100% interest in and to the Property from Yale on the terms and conditions set forth in this Agreement.

NOW THEREFORE THE PARTIES TO THIS AGREEMENT covenant and agree with each other as follows:

1.	Purchase and Sale of Interest in Property

Subject to the conditions contained in section 5 hereof, Yale hereby agrees to sell and assign to Sonora, and to cause its wholly owned subsidiary, Alta Vista (together with Yale, the “Yale Group”) to transfer to Plata, and Sonora hereby agrees to purchase all of the right, title and interest in and to the Property held by Alta Vista, and all benefits to be derived therefrom in consideration of the issuance to Yale of 1,000,000 common shares in the capital of Sonora (the “Purchase Price Shares”), and a cash payment in the amount of US$200,000 (together, the “Purchase Price”).

2.	Payment of Purchase Price

Sonora will satisfy the Purchase Price as follows:

(a)	by delivering to Yale by cheque or electronic funds transfer, the amount of US$30,000 on the date of this Agreement, which amount shall be refundable pursuant to Section 6; and

(b)	by issuing to Yale the Purchase Price Shares and delivering to Yale by cheque or electronic funds transfer, the amount of US$170,000 on the Closing Date (defined below).

3.	Resale Restriction on Purchase Price Shares

Yale understands and acknowledges that the Purchase Price Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Yale must hold the Purchase Price Shares indefinitely unless they are registered with the Securities and Exchange Commission and with any state whose securities laws apply, or unless an exemption from such registration requirements is available under those laws.  Yale further acknowledges that (a) Sonora has no obligation to register the Purchase Price Shares for resale, and (b) if an exemption from registration is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchase Price Shares, and requirements relating to Sonora which are outside of Yale’s control, and which Sonora is under no obligation and may not be able to satisfy.

4.	Representations and Warranties

(a)
Yale Group represents, warrants and covenants to Sonora and to Plata and hereby acknowledges that Sonora and Plata are relying upon such representations and warranties in connection with entering into this Agreement, accepting the transfer and agreeing to complete the purchase of the Property, as follows:

(i)	Alta Vista is a valid, existing company (sociedad anonima de capital variable) organized and in good standing under the laws of Mexico;

(ii)
the mineral concessions comprising the Property, to the best of its knowledge, information and belief, are validly issued, are registered in the name of Alta Vista in the Mining Public Registry (Registro Publico de Mineria), are presently in good standing, subject to compliance with applicable laws of Mexico in connection therewith, and no person other than the Mexican government or Yale Group has any interest in such Property or production therefrom;

(iii)	Alta Vista is in the process of staking certain claims (the “Staked Property”) that are contiguous to the Property, as more particularly described in Schedule “C”;

(iv)	it will use commercially reasonable efforts to acquire title to the Staked Property within two years of the Closing Date;

(v)	to the best of its knowledge there are no outstanding work orders or actions to be taken under Mexican legal requirements in respect of the Property or the Staked Property;

(vi)
Yale Group has the full right and authority to enter into this Agreement and the full right to transfer to Plata all of its right, title and interest in and to the Property in accordance with the provisions of this Agreement;

(vii)
Yale Group has provided to Sonora, or will provide to Sonora on or before the Closing Date, all data, reports, permits, title documents and other information in Yale Group’s possession pertaining to the Property and the Staked Property; and

(viii)
if TSX Venture Exchange acceptance is required for the termination of the Option or the sale and assignment of its interest in the Property, it will promptly submit all required documentation and materials to the TSX Venture Exchange and otherwise use its best efforts to secure such acceptance and that it will comply promptly with all conditions that may be imposed by the TSX Venture Exchange as a condition of obtaining such acceptance.

(b)
Sonora represents and warrants to Yale Group and hereby acknowledges that Yale Group is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the sale of the Property, as follows:

(i)	Sonora is a valid, existing corporation organized and in good standing under the laws of the State of Nevada;

(ii)
all operations conducted by or on behalf of Sonora on the Property since November 26, 2010 have been in compliance with applicable laws and that there are no outstanding work orders or actions to be taken under Mexican legal requirements;

(iii)	Sonora has the full right and authority to enter into this Agreement and to complete the purchase of the Property as provided in this Agreement; and

(iv)
all the Purchase Price Shares to be issued pursuant to this Agreement shall be issued as fully-paid and non-assessable shares in the capital of Sonora, free and clear of all encumbrances, freely tradable, subject to the restricted periods required by applicable securities laws, and listed and posted for trading on the OTC Bulletin Board.

5.	Conditions of Closing

Closing of the purchase and sale of the Property contemplated by this Agreement is subject to the fulfillment or waiver of the following conditions:

(a)
the representations and warranties of Yale Group and Sonora as set forth in section 4(a) and 4(b), respectively, will be true at and as of the Closing Date of the purchase and sale of the Property as if they had made the representations and warranties at and as of that time, and each of Yale and Sonora will deliver to the other on the Closing Date a certificate of an officer confirming the truth of the representations and warranties as at the Closing Date;

(b)
Sonora and its agents and representatives will have conducted and completed, at no cost to the Yale Group, to Sonora’s sole satisfaction, a legal due diligence investigation of the Property, including, but not limited to, in respect of title to the Property; and

(c)
if required, Yale shall have received the conditional acceptance of the TSX Venture Exchange regarding the sale of the Property, and will have confirmed in writing to Sonora that such conditional acceptance is not required, or that such conditional acceptance has been received.

6.	Termination and Return of Deposit

If Sonora, in its sole discretion, is not satisfied with the results of its legal due diligence investigation of the Property insofar as it relates to title to the Property, and does not wish to waive the condition set out in Section 5(b), Sonora may by written notice to Yale, terminate this Agreement.  If this Agreement is terminated by Sonora pursuant to this Section 6, then Yale shall within five (5) business days of receipt of the notice of termination, return to Sonora the amount of the Purchase Price that Sonora advanced to Yale pursuant to Section 2(a).

7.	Closing Matters

The purchase and sale of the Property will close on a date (the “Closing Date”) within five (5) business days of the later of:

(a)	the fulfillment or waiver of the closing condition contained in section 5(b); and

(b)	the receipt by Sonora of the written confirmation delivered by Yale pursuant to Section 5(c),

but in any event, no later than February 28, 2013, unless otherwise agreed in writing by the parties.

Alta Vista agrees to execute and deliver, on the Closing Date, all deeds of conveyance, quitclaims, bills of sale, transfers, and assignments (the “Transfer Documents”) in form and content reasonably satisfactory to Sonora’s counsel, as may be required to effectively transfer a one hundred percent (100%) right, title and interest to the Property to Plata, free and clear of all liens, charges and encumbrances and the Transfer Documents shall be registerable in all places where registration of them is required to transfer title of the Property to the extent contemplated by this Agreement, and Sonora shall pay to Yale the balance of the Purchase Price in the amount and in the manner and as set out in Section 2(b).  Plata will file or cause to be filed the Transfer Documents and Alta Vista agrees to provide any additional information or documents, or to do or cause to be done such acts as required to transfer title to the Property to Plata.

8.	Termination of Original Agreement

Effective as of the closing of the purchase and sale of the Property, the parties agree that the Original Agreement shall be terminated by mutual agreement and after such termination no party to the Original Agreement shall have any further obligations to any other party under the Original Agreement.

9.	Non-Acquisition

For two years following the Closing Date, the Yale Group agrees to:

(a)
transfer to Sonora (at Sonora’s cost) any and all property interest or interest in or over mineral rights, including the Staked Property, that are staked, leased, acquired, contracted for or executed against by the Yale Group within two (2) kilometres in all directions from the existing exterior boundaries of the Property (the “Area of Interest”); and

(b)
not acquire or contract for or execute against any water or surface rights or interest, within three (3) kilometres in all directions from the existing exterior boundaries of the Property, except in the context of a transaction with Sonora or Plata;

provided; however, that the provisions of this section 9 shall not prevent any of Yale or Alta Vista from acquiring any real property interest, interest in or over mineral rights, or interest in water rights that otherwise would be precluded by this section 9 if such acquisition results from one or more of Yale or Alta Vista acquiring the securities or substantially all of the assets of an entity or person which acquired the interest in real property, mineral rights, or water rights prior to the acquisition of such securities or assets by one or more of Yale or Alta Vista.

10.	Indemnification for Environmental liability

For the purposes of this section:

“Environmental Laws” means all requirements of the common law, civil code, or of environmental, health, or safety statutes of any agency, board, or governmental authority including, but not limited to, those relating to:

(i)	noise;

(ii)	pollution or protection of the air, surface water, ground water, or land;

(iii)	solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation;

(iv)	exposure to hazardous or toxic substances; or

(v)	the closure, decommissioning, dismantling, or abandonment of any facilities, mines, or workings and the reclamation or restoration of lands.

“Environmental Claims” means any and all administrative, regulatory, or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, or proceedings relating in any way to any Environmental Law or any permit issued under any Environmental Law, including, without limitation:

(i)	any and all claims by government or regulatory authorities for enforcement, clean-up, removal, response, remedial, or other actions or damages under any applicable Environmental Law; and

(ii)
any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive or other relief resulting from hazardous materials, including any release of those claims, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;

Sonora will be solely responsible for and indemnify the Yale Group in respect of any Environmental Claims or environmental compliance obligations or liabilities which relate to activities undertaken on the Property since the date of the Original Agreement. The obligations specified in this clause are not affected by any transfer of an interest in the Property to Sonora or to Plata pursuant to the provisions of this Agreement or any Transfer Documents delivered pursuant to this Agreement.

11.	Notice

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by delivering it personally or by mailing it by prepaid registered or certified mail to the addresses indicated on page one hereof.

Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

12.	Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of British Columbia and the parties will attorn to the jurisdiction of the Courts of British Columbia.

13.	Enurement

This Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors, and assigns.

14.	Time

Time is of the essence in this Agreement.

15.	Counterparts and Execution by Electronic Means

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument and a signed counterpart delivered by facsimile or other electronic means shall be considered as valid as an original counterpart.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

SONORA RESOURCES CORP.

Per: /s/ Juan Miguel Ríos Gutiérrez
Authorized Signatory
Name: Juan Miguel Ríos Gutiérrez
Title: President

FINDER PLATA S.A. DE C.V.

Per: /s/ Juan Miguel Ríos Gutiérrez
Authorized Signatory
Name: Juan Miguel Ríos Gutiérrez
Title: President

YALE RESOURCES LTD.

Per: /s/ Ian Foreman
Authorized Signatory
Name: Ian Foreman
Title: President

MINERA ALTA VISTA S.A. DE C.V.

Per: /s/ Ezra Jimenez
Authorized Signatory
Name: Ezra Jimenez
Title: President

SCHEDULE “A”

The “Original Agreement” dated November 26, 2010 between Sonora Resources (formerly Nature’s Call Brands Inc.) and Yale Resources

See attached.

SCHEDULE “B”

The Los Amoles Property showing the Area of Interest

LOS AMOLES PROJECT
CLAIM'S NAME	TITILE #	SURFACE (Ha)	LOCATION	PROPRIETOR	FILE No.

Los Amoles 2	236113	1504.86	Villas Hgo. Son	Minera Alta Vista	082/33681
Los Amoles 3 Fracc. I	238985	661.27	Villas Hgo. Son	Minera Alta Vista	082/36084
		2166.13

SCHEDULE “C”

The Staked Property